EXHIBIT 99.1

[LOGO OF CARDIMA, INC.]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Barry D. Michaels	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Senior VP, Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA COMPLETES PRIVATE PLACEMENT RESULTING IN

GROSS PROCEEDS OF $6 MILLION

FREMONT, Calif. (August 14, 2003) – Cardima®, Inc. (Nasdaq SC: CRDM) – developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for treating atrial fibrillation (AF) – announced today the August 13 and August 14, 2003 closings of a private placement of a total of 10,282,800 shares of Common Stock to certain accredited investors at a price of $0.5296 per share and 979,600 shares of Common Stock to certain accredited investors at a price of $0.5664 per share. The private placement also included the issuance of warrants to purchase up to an aggregate of 3,084,840 additional shares of Common Stock at an exercise price of $0.7282 per share and warrants to purchase up to an aggregate of 293,880 additional shares of Common Stock at an exercise price of $0.7788 per share. Warrants to purchase a total of 272,543 shares Common Stock at an exercise price of $0.8375 and 350,401 shares at an exercise price of $1.10 were issued to placement agents in connection with the placement. Net proceeds to the Company were approximately $5.58 million.

The Company has agreed to register for resale the Common Stock issued in this private placement, including all shares of Common Stock underlying the warrants.

Cardima, Inc. has developed the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION® Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix systems have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons for the treatment of AF, to ablate cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Company intends to use net proceeds of the offering for working capital and other general corporate purposes that the Company’s Board of Directors may determine from time to time.

The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a

U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval application for the REVELATION® Tx or any other product will be approved by the U.S. FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the United States, in the event FDA approval is obtained, or in other markets. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and the Company’s Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2003 and June 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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